Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (No. 333-222550) on Form S-3, the Registration Statement (No. 333-215312) on Form S-3, the Registration Statement (No. 333-206676) on Form S-3; the Registration Statement (No. 333-209440) on Form S-4, the Registration Statement (No. 333-219886) on Form S-4, the Registration Statement (No. 333-197152) on Form S-8, and the Registration Statement (No. 333-223070) on Form S-8 of Carolina Financial Corporation of our reports dated March 1, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Carolina Financial Corporation and Subsidiary, appearing in this Annual Report on Form 10-K of Carolina Financial Corporation for the year ended December 31, 2018.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 1, 2019